Exhibit 99.1

Heartland closes $44.5 million financing

www.heartlandoilandgas.com

VANCOUVER, Oct 04, 2004 — Heartland Oil and Gas Corp. (OTCBB: HOGC) earlier announced that it had closed the acquisition of Forest City Basin assets from Evergreen Resources, Inc. for the purchase of $22 million. The assets comprised all of Evergreen’s interests in the Forest City Basin, including leases totaling 766,000 acres, 60 well bores, surface equipment, gathering and surface facilities, as well as all geological, engineering, land and accounting data and records.

Heartland now holds in excess of 1 million acres of prospective CBM leases at various stages of development, 88 wells, including 43 CBM wells in eight pilots that are currently dewatering and/or venting gas, 37 CBM wells awaiting stimulation, and 8 saltwater disposal wells.

To finance the acquisition of the Evergreen assets and provide for working capital, Heartland engaged the US based Investment Banking firm, C.K. Cooper and Company together with Sterne, Agee & Leach. The two firms raised $44.5 million of gross proceeds to fund the acquisition and to provide the necessary working capital required to finance the Company’s ongoing exploration and development plans into 2006.

The offering consisted of the sale of 25,639,627 common shares @$1.50 per share, of which 2,378,117 common shares were issued arising from the conversion and the resulting cancellation of 995,306 previously issued series A convertible preferred shares, and the issuance and sale of 3,529,412 series B convertible preferred shares @$1.70 per share. The series B shares do not bear interest and there are no warrants attached to the common shares or the series B convertible shares.

Net working capital available to the company after the cost of the offering and the Evergreen acquisition will be approximately $20 million. Management now plans to work closely with its “advisory board” consisting of Evergreen’s senior management team, including Mark Sexton, Dennis Carlton, Kevin Collins and Scott Zimmerman, to initiate an aggressive review and development plan which will include the completion of existing CBM wells and the drilling of new wells as the various CBM pilots are brought into production.

President of Heartland, Richard Coglon, commented, “I strongly believe that our acquisition of the Evergreen FCB assets and this financing, will serve as a pivotal point in our company’s long term growth. These two events would not have happened without a strong, committed and sincere effort on the part of Evergreen’s management, CK Cooper & Company, Sterne Agee & Leach, and the entire Heartland management team. I look forward to reporting our early successes in the development of our CBM properties as we proceed into 2005.”

THIS NEWS RELEASE DOES NOT CONSTITUTE ANY OFFER OF ANY SECURITIES FOR SALE.

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the prospective nature of the Company’s Forest City Basin CBM assets as described above, the closing and the qualification for resale of the common stock sold pursuant to the financing required to fund the acquisition and the additional working capital needs of the Company, Heartland’s drilling and completion of its ongoing FCB drilling program and the acquisition of additional CBM acreage.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration and unforeseen difficulties which may arise after the closing of the EVG asset acquisition or with the issuance or registration of the common stock issued pursuant to the private placement required to fund such acquisition. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2003 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

The shares issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

Heartland Oil and Gas Corp. is a featured Company on NaturalGasStocks.com

SOURCE Heartland Oil & Gas

Investor Relations at Heartland Oil and Gas Corp., 1-866-693-5500, info@heartlandoilandgas.com (HOGC)

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